Exhibit 10.1

PROMISSORY NOTE

Fixed Rate - 2004

DEFINED TERMS

Execution Date:	August 10, 2004	City and State of Signing: Jacksonville, Florida

Loan Amount:	$60,000,000.00	Interest Rate: 5.27% per annum

Borrowers:

Flagler Development Company, A Florida corporation,

Gran Central - Deerwood North, LLC, a Delaware limited liability company, and

Beacon Station 22, 23 and 24 Limited Partnership, a Delaware limited partnership, jointly and severally

Borrowers’ Address:	10151 Deerwood Park Boulevard, Building 100, Suite 330, Jacksonville, Florida 32256

Holder:	METROPOLITAN LIFE INSURANCE COMPANY, A NEW YORK CORPORATION

Holder’s Address:

Metropolitan Life Insurance Company

10 Park Avenue, 3rd Floor

Morristown, New Jersey 07962

Attention: Managing Director, Real Estate Investments

and

Metropolitan Life Insurance Company

101 East Kennedy Boulevard, Suite 2330

Tampa, Florida 33602

Attention: Director/OIC

Maturity Date:	September 1, 2011	Advance Date: The date funds are disbursed to Borrowers.

Interest Only Period: The period from the Advance Date and ending on the last day of the month in which the Advance Date occurs.		Principal and Interest Installment Date: The first day of the second calendar month following the Advance Date.

Monthly Installment: Equal monthly installments of principal and interest at the Interest Rate each in the amount of $ _________________

The Monthly Installment is based upon an amortization period of 30 years.

Prepayment: Prepayment of the Loan is permitted only upon the terms and conditions set forth in paragraphs 8 and 9 hereof.

Liable Parties:	Flagler Development Company, Gran Central-Deerwood North, LLC, and Beacon Station 22, 23 and 24, Limited Partnership

Addresses of Liable Parties:	10151 Deerwood Park Boulevard, Building 100, Suite 330, Jacksonville, Florida 32256

Late Charge: An amount equal to four percent (4%) of any amount not received within seven (7) days of the date when due.

Default Rate: An annual rate equal to the Interest Rate plus four hundred (400) basis points.

Note: This Promissory Note. Mortgages: Three separate documents entitled “Mortgage, Security Agreement, and Fixture Filing” each dated as of the Execution Date, granted by each of the Borrowers, respectively, to Holder in connection with this Note. Loan Documents: This Note, the Mortgages and any other documents related to this Note and/or the Mortgages including without limitation that certain Mortgage Loan Application from the Borrowers to the Holder, accepted by the Holder on May 25, 2004 (the “Application”) and that certain Floating Rate Note of even date herewith given by the Borrower to the Holder in the principal amount of $45,000,000.00, and all renewals, amendments, modifications, restatements and extensions of these documents. Indemnity Agreement: Three separate Unsecured Indemnity Agreements, each dated as of the Execution Date and executed by Borrowers and Liable Parties in favor of Holder in connection with this Note. The Indemnity Agreements are not Loan Documents and shall survive repayment of the Loan or other termination of the Loan Documents.

Affiliate: Florida East Coast Industries, Inc., a Florida corporation (“FECI”) or any entity in which FECI or Flagler Development Company, a Florida corporation owns, directly or indirectly, at least fifty-one percent (51%) of the equity interest and retains management control.

Approval: Unless a different standard is specifically set forth herein, whenever reference is made in the Note to Holder’s “Approval” by Holder, such term means accepted or approved in writing by an officer of Holder using a standard of commercial reasonableness in good faith.

FOR VALUE RECEIVED, Borrowers, jointly and severally, promise to pay to the order of Holder, at Holder’s Address or such other place as Holder may from time to time designate, the Loan Amount with interest payable in the manner described below, in money of the United States of America that at the time of payment shall be legal tender for payment of all obligations.

Capitalized terms which are not defined in this Note shall have the meanings set forth in the Mortgage.

1. Payment of Principal and Interest. Principal and interest under this Note shall be payable as follows:

(a) Interest on the funded portion of the Loan Amount shall accrue from the Advance Date at the Interest Rate and shall be paid on the first day of the first calendar month following the Advance Date;

(b) Commencing on the Principal and Interest Installment Date and on the first day of each calendar month thereafter, to and including the first day of the calendar month immediately preceding the Maturity Date, Borrower shall pay the Monthly Installment; and

(c) On the Maturity Date, a final payment in the aggregate amount of the unpaid principal sum evidenced by this Note, all accrued and unpaid interest, and all other sums evidenced by this Note or secured by the Mortgages and/or any other Loan Documents as well as any future advances under the Mortgage that may be made to or on behalf of Borrowers by Holder following the Advance Date (collectively, the “Secured Indebtedness”), shall become immediately payable in full.

Borrowers acknowledge and agree that a substantial portion of the original Loan Amount shall be outstanding and due on the Maturity Date.

Interest shall be calculated on the basis of a thirty (30) day month and a three hundred sixty (360) day year, except that (i) if the Advance Date occurs on a date other than the first day of a calendar month, interest payable for the period commencing on the Advance Date and ending on the last day of the month in which the Advance Date occurs shall be calculated on the basis of the actual number of days elapsed over a 365 day or 366 day year, as applicable, and (ii) if the Maturity Date occurs on a date other than the last day of the month, interest payable for the period commencing on the first day of the month in which the Maturity Date occurs and ending on the Maturity Date shall be calculated on the basis of the actual number of days elapsed over a 365 day or 366 day year, as applicable.

2. Application of Payments. At the election of Holder, and to the extent permitted by law, all payments shall be applied in the order selected by Holder to any expenses, prepayment fees, late charges, escrow deposits and other sums due and payable under the Loan Documents, and to unpaid interest at the Interest Rate or at the Default Rate, as applicable. The balance of any payments shall be applied to reduce the then unpaid Loan Amount.

3. Security. The covenants of each of the Mortgages are incorporated by reference into this Note. This Note shall evidence, and the Mortgages shall secure, the Secured Indebtedness.

4. Late Charge. If any payment of interest, any payment of a Monthly Installment or any payment of a required escrow deposit is not paid within 7 days of the due date, Holder shall have the option to charge Borrowers the Late Charge. The Late Charge is for the purpose of defraying the expenses incurred in connection with handling and processing delinquent payments and is payable in addition to any other remedy Holder may have. Unpaid Late Charges shall become part of the Secured Indebtedness and shall be added to any subsequent payments due under the Loan Documents.

5. Acceleration Upon Default. At the option of Holder, if Borrowers fail to pay any sum specified in this Note within 7 days of the due date, or if a default occurs hereunder or under any other Loan Document not cured after any applicable notice and opportunity to cure as may be permitted therein (each an “Event of Default”), the Secured Indebtedness, and all other sums evidenced and/or secured by the Loan Documents, including without limitation any applicable prepayment fees (collectively, the “Accelerated Loan Amount”) shall become immediately due and payable.

6. Interest Upon Default. The Accelerated Loan Amount shall bear interest at the Default Rate which shall never exceed the maximum rate of interest permitted to be contracted for under the laws of the State of Florida, as limited pursuant to paragraph 7 below. The Default Rate shall commence upon the occurrence of an Event of Default and shall continue until all defaults are cured.

7. Limitation on Interest. The agreements made by Borrowers with respect to this Note and the other Loan Documents are expressly limited so that in no event shall the amount of interest received, charged or contracted for by Holder exceed the highest lawful amount of interest permissible under the laws applicable to the Loan. If at any time performance of any provision of this Note or the other Loan Documents results in the highest lawful rate of interest permissible under applicable laws being exceeded, then the amount of interest received, charged or contracted for by Holder shall automatically and without further action by any party be deemed to have been reduced to the highest lawful amount of interest then permissible under applicable laws. If Holder shall ever receive, charge or contract for, as interest, an amount which is unlawful, at Holder’s election, the amount of unlawful interest shall be refunded to Borrowers (if actually paid) or applied to reduce the then unpaid Loan Amount. To the fullest extent permitted by applicable laws, any amounts contracted for, charged or received under the Loan Documents included for the purpose of determining whether the Interest Rate would exceed the highest lawful rate shall be calculated by allocating and spreading such interest to and over the full stated term of this Note.

8. Prepayment. Borrowers shall not have the right to prepay all or any portion of the Loan Amount at any time during the term of this Note except upon payment of any Prepayment Fee required under paragraph 9 hereof, and except as follows:

(a) Commencing on the first day of the 37th month following the Advance Date, the Borrower may prepay the Secured Indebtedness, in full but not in part, subject to payment of the required Prepayment Fee, upon sixty (60) days prior written notice to the Holder.

(b) Commencing on the first day of the 81st month following the Advance Date, the Borrower may prepay the Secured Indebtedness in full, but not in part, without payment of a Prepayment Fee upon thirty (30) days prior written notice to the Holder.

If one or more Borrowers provide notice of its intention to prepay, the Loan Amount to be prepaid shall become due and payable on the date specified in the prepayment notice. Any tender of payment by Borrowers or any other person or entity of the Secured Indebtedness, other than as expressly provided in this paragraph 8 shall be a prohibited prepayment. Notice from one Borrower under this paragraph 8 shall be deemed notice from all Borrowers.

9. Prepayment Fee. If a prepayment of all or any part of the Secured Indebtedness is made (i) pursuant to paragraph 8(a) above; or (ii) following an Event of Default and an acceleration of the Maturity Date; or (iii) by reason of the application of money to the principal of the Loan Amount after a casualty or condemnation; or (iv) in connection with a purchase of the Property or a repayment of the Secured Indebtedness at any time before, during or after, a judicial or non-judicial foreclosure or sale of the Property, then, and in any such event, to compensate Holder for the loss of the investment, Borrowers shall pay an amount equal to a Prepayment Fee calculated as follows:

(a) If a prepayment of the Note is made at any time prior to the first day of the 37th month of the term of this Note (i) following an acceleration of the Maturity Date, (ii) pursuant to the application of proceeds to the Loan Amount after a casualty or condemnation, (iii) in connection with a purchase of the Property at a foreclosure sale or (iv) pursuant to an Additional Permitted Transfer (as defined in Section 10.01(d) of each of the Mortgages), then Borrowers shall pay a Prepayment Fee equal to the greater of:

(1) (x) the present value of all remaining payments of principal and interest including the outstanding principal due on the Maturity Date, discounted at the rate which, when compounded monthly, is equivalent to the Treasury Rate, compounded semi-annually, less (y) the amount of the principal being prepaid; or

(2) one percent (1%) of the amount of the Loan Amount being prepaid; provided, however, that in the event of a casualty or condemnation, as long as the applicable Borrower or Borrowers make a good faith effort to obtain an amount equal to the Prepayment Fee due as a result of the casualty or condemnation as part of its damages from the condemning authority, insurer or party causing the casualty, as applicable, the Prepayment Fee due as a result of the casualty or condemnation shall be waived in the event that such amount is not collected by the applicable Borrower or Borrowers.

(b) If a prepayment of this Note is made after the 37th month and before or during the 81st month of the term of this Note, then Borrowers shall pay a Prepayment Fee equal to the greater of:

(1) (x) the present value of all remaining payments of principal and interest including the outstanding principal due on the Maturity Date, discounted at the rate which, when compounded monthly, is equivalent to the Treasury Rate plus 50 basis points, compounded semi-annually, less (y) the amount of the principal being prepaid; or

(2) one percent (1%) of the amount of the Loan being prepaid.

For purposes of the foregoing, the “Treasury Rate” shall be the annualized yield on securities issued by the United States Treasury having a maturity equal to the remaining stated term of this Note, as quoted in the Federal Reserve Statistical Release [H. 15 (519)] under the heading “U.S. Government Securities—Treasury Constant Maturities” for the date which is two weeks prior to the date on which prepayment is being made. If this rate is not available as of the date of prepayment, then the Treasury Rate shall be determined by interpolating between the yield on securities of the next longer and next shorter maturity. If the Treasury Rate is no longer published, then Holder and Borrowers shall cooperate in good faith to establish a commercially reasonable comparable rate. Holder will, upon request, provide an estimate of the amount of the Prepayment Fee before the date of the scheduled prepayment.

10. Waiver of Right to Prepay Note Without Prepayment Fee. Each Borrower acknowledges that Holder has relied upon the anticipated investment return under this Note in entering into transactions with, and in making commitments to, third parties and that the tender of any prohibited prepayment, shall, to the extent permitted by law, include the applicable Prepayment Fee. Each Borrower agrees that the applicable Prepayment Fee represents the reasonable estimate of Holder and Borrowers of a fair average compensation for the loss that may be sustained by Holder as a result of a prohibited prepayment of this Note and it shall be paid without prejudice to the right of Holder to collect any other amounts provided to be paid under the Loan Documents.

EXCEPT AS OTHERWISE SET FORTH HEREIN, EACH BORROWER EXPRESSLY (A) WAIVES ANY RIGHTS IT MAY HAVE UNDER FLORIDA LAW TO PREPAY THIS NOTE, IN WHOLE OR IN PART, WITHOUT FEE OR PENALTY, UPON ACCELERATION OF THE MATURITY DATE OF THIS NOTE, AND (B) AGREES THAT IF, FOR ANY REASON, A PREPAYMENT OF THIS NOTE IS MADE, UPON OR FOLLOWING ANY ACCELERATION OF THE MATURITY DATE OF THIS NOTE BY HOLDER ON ACCOUNT OF ANY DEFAULT BY BORROWER UNDER ANY LOAN DOCUMENT, INCLUDING BUT NOT LIMITED TO ANY TRANSFER, FURTHER ENCUMBRANCE OR DISPOSITION WHICH IS PROHIBITED OR RESTRICTED BY THE MORTGAGE, THEN BORROWER SHALL BE OBLIGATED TO PAY CONCURRENTLY THE PREPAYMENT FEE SPECIFIED IN PARAGRAPH 10. BY EXECUTING THIS NOTE, EACH BORROWER AGREES THAT HOLDER’S AGREEMENT TO MAKE THE LOAN AT THE INTEREST RATE AND FOR THE TERM SET FORTH IN THIS NOTE CONSTITUTES ADEQUATE CONSIDERATION FOR THIS WAIVER AND AGREEMENT.

11. Liability of Borrowers. Upon the occurrence of an Event of Default, except as provided in this Section 11, Holder will look solely to the Property and the security under the Loan Documents for the repayment of the Loan and will not enforce a deficiency judgment against Borrowers. However, nothing contained in this section shall limit the rights of Holder to proceed against Borrowers and/or the Liable Parties, if any, (i) to enforce any Leases entered into by each Borrower or its Affiliates as tenant, guarantees, or other agreements entered into by each Borrower in a capacity other than as borrower or any policies of insurance; (ii) to recover damages for fraud, material misrepresentation, material breach of warranty or intentional waste; (iii) to recover any Condemnation Proceeds or Insurance Proceeds or other similar funds which have been misapplied by Borrowers or which, under the terms of the Loan Documents, should have been paid to Holder; (iv) following an Event of Default, to recover any tenant security deposits, tenant letters of credit or other deposits or fees paid to Borrowers that are part of the collateral for the Loan or prepaid rents for a period of more than 30 days which have not been delivered to Holder; (v) to recover Rents and Profits received by Borrowers after the first day of the month in which an Event of Default, as defined in each of the Mortgages, occurs and prior to the date Holder acquires title to the Property which have not been applied to the Loan or in accordance with the Loan Documents to operating and maintenance expenses of the Property; (vi) to recover damages, costs and expenses arising from, or in connection with Article VI of each Mortgage pertaining to hazardous materials or the Indemnity Agreement; (vii) to recover all amounts due and payable pursuant to Sections 11.06 and 11.07 of each Mortgage, pertaining to out of pocket expenses incurred by the Holder; and/or (viii) to recover actual damages arising from Borrower’s failure to comply with Section 8.01 of each Mortgage pertaining to ERISA. In addition, to the extent that the Holder does not require deposits for the payment of taxes and insurance premiums, the Holder may proceed against the Borrowers to recover the amount of all sums which were required to be paid by the Borrowers for such purposes but which Borrowers have failed to pay.

In the event the Loan is transferred to a third party other than (i) any entity in which Flagler Development Company, a Florida corporation, or Florida East Coast Industries, Inc., a Florida corporation (“FECI”), shall own, directly or indirectly, at least fifty-one percent (51%) of the equity interest and retain management control as permitted as set forth in the Application, Section 10.01(d)(i) of the Mortgages, or (ii) any entity that meets the requirements of Section 10.01(c)(ix) (except that the aggregate minimum net worth requirement or purposes hereof shall be $200 million instead of $100 million) and Section 10.01(c)(x) of the Mortgages, this limitation of liability shall not apply and the Loan will be a recourse loan in the event that any new transferee and/or Borrower commences a voluntary bankruptcy or insolvency proceeding or an involuntary bankruptcy or insolvency proceeding is commenced against transferee and/or Borrower and transferee and/or Borrower fails in good faith to pursue dismissal.

12. Waiver by Borrowers. Borrowers and others who may become liable for the payment of all or any part of this Note, and each of them, waive presentment for payment, protest, notice of dishonor and notice of protest, and, except as may otherwise be provided herein or in the other Loan Documents, diligence, demand, notice of nonpayment, notice of intent to accelerate and notice of acceleration and specifically consent to and waive notice of any amendments, modifications, renewals or extensions of this Note, including the granting of extension of time for payment, whether made to or in favor of Borrowers or any other person or persons.

13. Exercise of Rights. No single or partial exercise by Holder, or delay or omission in the exercise by Holder, of any right or remedy under the Loan Documents shall waive or limit the exercise of any such right or remedy. Holder shall at all times have the right to proceed against any portion of or interest in the Property in the manner that Holder may deem appropriate, without waiving any other rights or remedies. The release of any party under this Note shall not operate to release any other party which is liable under this Note and/or under the other Loan Documents or under the Indemnity Agreement.

14. Fees and Expenses. If Borrowers default under this Note, Borrowers shall be personally liable, jointly and severally, for and shall pay to Holder, in addition to the sums stated above, those costs and expenses of enforcement and collection, including a reasonable sum as an attorney’s fee, which are identified in Section 11.06 and 11.07 of each Mortgage. This obligation is not limited by paragraph 1 of this Note.

15. No Amendments. This Note may not be modified or amended except in a writing executed by Borrowers and Holder. No waivers shall be effective unless they are set forth in a writing signed by the party which is waiving a right. This Note and the other Loan Documents are the final expression of the lending relationship between Borrowers and Holder.

16. Governing Law. This Note is to be construed and enforced in accordance with the laws of the State of Florida.

17. Construction. The words “Borrower” and “Holder” shall be deemed to include their respective heirs, representatives, successors and assigns, and shall denote the singular and/or plural, and the masculine and/or feminine, and natural and/or artificial persons, as appropriate. The provisions of this Note shall remain in full force and effect notwithstanding any changes in the shareholders, partners or members of Borrowers. If more than one party is Borrower, the obligations of each party shall be joint and several. The captions in this Note are inserted only for convenience of reference and do not expand, limit or define the scope or intent of any section of this Note. TO THE EXTENT THAT ANY PROVISION OF THIS NOTE CONTRADICTS OR CONFLICTS WITH ANY PROVISION OF THE APPLICATION, THE APPLICABLE PROVISIONS OF THIS NOTE WILL GOVERN AND BE CONTROLLING.

18. Notices. All notices, demands, requests and consents permitted or required under this Note shall be given in the manner prescribed in the Mortgages given by each Borrower, respectively. Notices received from one Borrower shall be deemed notice from all Borrowers hereunder.

19. Time of the Essence. Time shall be of the essence with respect to all of Borrowers’ obligations under this Note.

20. Severability. If any provision of this Note should be held unenforceable or void, then that provision shall be deemed separable from the remaining provisions and shall not affect the validity of this Note, except that if that provision relates to the payment of any monetary sum, then Holder may, at its option, declare the Secured Indebtedness (together with the applicable Prepayment Fee) immediately due and payable.

21. WAIVER OF JURY TRIAL. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH BORROWER AND HOLDER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THEIR RESPECTIVE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING AND/OR HEARING ON ANY MATTER WHATSOEVER ARISING OUT OF, OR IN ANY WAY CONNECTED WITH, THIS NOTE, THE MORTGAGE OR ANY OF THE LOAN DOCUMENTS, OR THE ENFORCEMENT OF ANY REMEDY UNDER ANY LAW, STATUTE, OR REGULATION. NEITHER PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY HAS BEEN WAIVED, WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT OR HAS NOT BEEN WAIVED. EACH PARTY HAS RECEIVED THE ADVICE OF COUNSEL WITH RESPECT TO THIS WAIVER.

IN WITNESS WHEREOF, Borrowers have executed this Note as of the Execution Date.

FLAGLER DEVELOPMENT COMPANY, a Florida corporation

By:
Name:	G. John Carey
Title:	President

GRAN CENTRAL - DEERWOOD NORTH, LLC, a Delaware limited liability company

By:	Flagler Development Company, a Florida corporation, its sole member

By:
Name: G. John Carey
Title: President

BEACON STATION 22, 23 AND 34 LIMITED PARTNERSHIP, a Delaware limited partnership

By:	GCC Beacon 22, 23 and 24, LLC, a Florida limited liability company, as general partner

By:	Flagler Development Company, a Florida corporation, its sole member

By:
Name: G. John Carey
Title: President

Documentary Stamp Tax in the amount of $210,000.00 has been paid on this Note, and receipt for payment thereof is reflected on the Mortgage securing this Note.